Exhibit 3.3

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

TRIPOS, INC.

                      Pursuant to the authority vested in the Board of Directors of TRIPOS, INC., a Utah corporation (the "Corporation"), by and through the Articles of Incorporation of the Corporation, and as permitted by Sections 602, 1002 and 1006 of the Utah Revised Business Corporation Act, the Board of Directors of the Corporation has adopted the following amendments to the Articles of Incorporation of the Corporation, without shareholder action, dated effective as of April 26, 2006 (shareholder action was not required):

RESOLVED:   That Article III, Section 2 of the Articles of Incorporation of the Corporation be and  hereby are amended by adding the following to the end of such Section, following the Designation of Rights and Preferences of TRIPOS, INC. Series C Convertible Preferred Stock, as set forth in the Articles of Amendment to the Corporation's Articles of Incorporation, filed with the Utah Department of Commerce, Division of Corporations and Commercial Code, effective as of February 4, 2000:

DESIGNATION OF RIGHTS AND PREFERENCES
OF TRIPOS, INC.
SERIES C CONVERTIBLE PREFERRED STOCK

Section 1.         Designation and Amount.  One million eight hundred thirty-three thousand three hundred thirty-three (1,833,333) of the authorized and previously undesignated shares of Preferred Stock are designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), with par value of $.01 per share.

Section 2.         Dividends.

(a)        General.  The holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of the Corporation's Common Stock ("Common Stock")) are paid with respect to the Common Stock (treating each share of Series C Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series C Preferred Stock is then convertible).  The holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Series C Preferred Stock) are paid with respect to any other series or class of Preferred Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible).  Subject to the foregoing restrictions, dividends may be declared and paid on Series C Preferred Stock from funds lawfully available therefor if, as and when, determined by the Board of Directors of the Corporation (the "Board").

(b)        Quarterly Dividends.  In addition to the foregoing, the holders of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of shares of Common Stock or of any other shares or securities of the Corporation ranking junior to such Series C Preferred Stock with respect to the payment of dividends, a dividend in an amount of 10.5% per annum, payable quarterly on the last day of March, June, September and December in each year, commencing on June 30, 2006 ("Quarterly Dividend Date").  Dividends on each share of Series C Preferred Stock shall be cumulative and accrue from the date of the original issuance of such share of Series C Preferred Stock (the "Series C Original Issue Date"); provided, that the amount of dividends on the first quarterly dividend date after the Series C Original Issue Date for any share of Series C Preferred Stock shall equal the applicable Dividend Rate (as that term is defined in Section 2(c) below) multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series C Original Issue Date for such share to and including such first quarterly dividend, and (B) the denominator of which is ninety (90).

(c)        Payment of Dividends.  Dividends with respect to the Series C Preferred Stock shall be paid quarterly in cash.  The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above so long as the Corporation has funds that may be paid out as dividends without violating any law, rule or regulation by which the Corporation or its directors are bound.  If the Corporation fails to declare or pay a cash dividend equal to the full accruing dividend required by Section 2(b) above for any reason, such unpaid cash dividends shall accrue interest at 18% per annum, compounded annually.  Any accrued but unpaid dividends, and all interest thereon, shall be paid immediately prior to, an Event (as defined in Section 3(c) below), or a conversion or redemption of any such holder's Series C Preferred Stock pursuant to Section 5, 6 or 7 hereof.  In addition, notwithstanding the foregoing, if an Event occurs, the Corporation shall declare and pay an additional dividend on the Series C Preferred Stock in an aggregate amount equal to the Minimum Dividend (as defined below) minus the aggregate amount of dividends accrued to the holders of the Series C Preferred Stock pursuant to Section 2(b) above (whether paid or unpaid) prior to the date of the Event.  The "Minimum Dividend" shall equal either (i) nine hundred fifty-eight thousand three hundred thirty-three dollars ($958,333) if the Event occurs prior to January 26, 2007 (the "Key Date") or (ii) one million one hundred fifty-five thousand dollars ($1,155,000) if the Event occurs after the Key Date.

Section 3.         Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales.

                        (a)        Payment Upon Liquidation.

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(i)         Series C Preferred Stock.  Upon any liquidation, dissolution or winding-up of the Corporation or a Deemed Liquidation (as defined in Section 3(c) below), whether voluntary or involuntary, the holders of each share of Series C Preferred Stock shall be entitled to receive prior and in preference to any distribution to the holders of any other series or class of Preferred Stock or Common Stock by reason of their ownership thereof, an amount, to be paid first out of the assets of the Corporation available for distribution to holders of the capital stock of all classes, equal to the greater of (A) $3.00 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, stock split, combination of shares, reclassification or other similar event with respect to the Series C Preferred Stock) plus any declared but unpaid or accrued but unpaid dividends thereon, and any accrued but unpaid interest thereon, to and including the date full payment shall be tendered to the holders of Series C Preferred Stock with respect to such liquidation, dissolution or winding-up and (B) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 5 (without regard to the restrictions set forth in Section 5(b)) immediately prior to such liquidation, dissolution or winding up.

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series C Preferred Stock of all amounts distributable to them under the foregoing sentence, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series C Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(ii)        Common Stock and Other Preferred Stock.  After such payments shall have been made in full to the holders of the Series C Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Series C Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock and any other class or series of Preferred Stock .

Upon conversion of shares of Series C Preferred Stock into shares of Common Stock pursuant to Section 5 below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding-up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

                        (b)        Distributions Other than Cash.  Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

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                        (c)        Merger as Liquidation, etc.  In the event of (i) a consolidation or merger of the Corporation into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a wholly owned subsidiary or merger in which the Corporation is the surviving Corporation and, in either case, the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets in one or a series of related transactions, or (iii) the sale or transfer by the Corporation's stockholders of capital stock representing a majority of the voting power at elections of directors of the Corporation (each, an "Event"), such Event shall be deemed to be a liquidation within the meaning of the provisions of this Section 2 (a "Deemed Liquidation") unless the holders of the Series C Preferred Stock at the time of the Event elect not to treat such Event as a Deemed Liquidation by a vote of a majority of the then outstanding shares of Series C Preferred Stock  and by giving written notice thereof to the Corporation at least seven days before the effective date of the Event.  The amount deemed distributed to the holders of Series C Preferred Stock upon any such Deemed Liquidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity.  The value of such property, rights or other securities shall be determined in good faith by the Board.

                        (d)        Notice and Opportunity to Exercise Conversion Rights.  Notwithstanding anything to the contrary that may be inferred from the provisions of this Section 3, each holder of shares of Series C Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 5(k) hereof of any proposed Event or liquidation, dissolution or winding-up of the Corporation at least 10 days prior to the date on which any such liquidation, dissolution or winding-up of the Corporation is scheduled to occur and, at any time prior to any such liquidation, dissolution or winding-up of the Corporation, to convert any or all of such holder's shares of Series C Preferred Stock into shares of Common Stock pursuant to and subject to the restrictions of Section 5 hereof.

Section 4.         Voting Rights.

                        (a)        General.   Holders of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting.  Except as otherwise required by law, these Articles of Incorporation or as otherwise limited by applicable rules, regulations and interpretations of Nasdaq or the NASD, as determined in good faith by the Board, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series C Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Preferred Stock are convertible on the date of issuance of such shares of Series C Preferred Stock (calculated by rounding any fractional share down to the nearest whole number) as adjusted from time to time pursuant to paragraphs (e) and (f) of Section 5 hereof.  Except as otherwise required by law, these Articles of Incorporation or as otherwise limited by applicable rules, regulations and interpretations of Nasdaq or the NASD, as determined in good faith by the Board, the Series C Preferred Stock and the Common Stock shall vote together on each matter submitted to the stockholders, and not by separate class or series.

                        (b)        Restricted Actions.  In addition to any other rights provided by law, for so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock voting together as a separate class:

(i)         amend the preferences, rights or privileges of the Series C Preferred Stock;

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(ii)        authorize or designate any class or series of capital stock having   rights senior to or on a parity with the Series C Preferred Stock as to dividends, liquidation, voting or otherwise; or

(iii)       amend its Articles of Incorporation so as to adversely affect the rights or privileges granted to the Series C Preferred Stock.

Section 5.         Optional Conversion.  The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                        (a)        Right to Convert.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.00 by the Conversion Price (as defined below) in effect at the time of conversion.  The Conversion Price shall initially be $3.00 for the Series C Preferred Stock (the "Conversion Price").   Such initial Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

                        (b)        Conversion Restrictions.  In no event shall any holder be entitled to convert Series C Preferred Shares if such conversion would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates (including, but not limited to, any person who may be deemed an affiliate for purposes of aggregation under Rule 144(e) promulgated under the Securities Act of 1933, as amended) to exceed 9.999% of the outstanding shares of Common Stock following such conversion. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                        (c)        Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                        (d)        Mechanics of Conversion.

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(i)         In order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock, at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series C Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)        The Corporation shall at all times when any Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)       Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv)       All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid or accrued but unpaid thereon and any accrued but unpaid interest with respect to such dividends.  Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

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(v)        The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 5.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                        (e)        Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                        (f)         Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Prices then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction:

(1)        the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)        the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

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                        (g)        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

                        (h)        Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 3(c), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 5 or a transaction covered by Section 3 hereof), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series C Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

                        (i)         No Impairment.  The Corporation will not, other than by amendment of its Articles of Incorporation as permitted by law, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

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                        (j)         Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any applicable series of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Series C Preferred Stock.

                        (k)        Notice of Record Date.  In the event:

(i)         the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for a purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)        of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

                        (l)         No Re-issuance.  Upon any conversion, redemption or repurchase of Series C Preferred Stock, whether pursuant to the Articles of Incorporation or otherwise, such converted, redeemed or repurchased Series C Preferred Stock may not be reissued by the Corporation, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

Section 6.         Involuntary Conversion.

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(a)        Terms.  In any ninety day period following the first anniversary of the Series C Original Issue Date, the Corporation, by way of written notice (an "Involuntary Conversion Notice") to the holders of Series C Preferred Stock shall have the right to convert, and to declare to be so converted, a percentage of the shares of Series C Preferred Stock into fully paid and non-assessable shares of Common Stock at the then-applicable Conversion Price for Series C Preferred Stock that is equal to the quotient of (A) the average trading volume of the Common Stock for the twenty (20) trading days immediately preceding the date of the Involuntary Conversion Notice as reported on the Nasdaq National Market or such other principal exchange and (B) 250,000 (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like), so long as (i) the volume weighted average trading price of the Common Stock for the twenty (20) trading days immediately preceding the date of the Involuntary Conversion Notice as reported on the Nasdaq National Market or such other principal exchange is greater than two times the Conversion Price of the Series C Preferred Stock, (ii) the Common Stock issued upon conversion of the Series C Preferred Stock hereunder may be sold immediately pursuant to an effective registration statement registering the resale of the shares and (iii) the average trading volume of the Common Stock for the twenty (20) trading days immediately preceding the date of the Involuntary Conversion Notice as reported on the Nasdaq National Market or such other principal exchange is greater than 50,000 shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like).

(b)        Procedure.  Such conversions shall be deemed to have been made immediately prior to the close of business on the day of the mailing of the Involuntary Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversions shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  The holders of Series C Preferred Stock shall, within five (5) business days of receiving the Involuntary Conversion Notice, surrender all certificates representing Series C Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board, the Corporation shall issue and deliver to such holder a certificate or certificates representing the shares of Common Stock into which such shares of Series C Preferred Stock are convertible.

Section 7.         Redemption.

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(a)        At the written election (the "Redemption Election") of holders of a majority in voting power of the outstanding shares of Series C Preferred Stock made at any time on or after April 25, 2008, the Corporation shall be required to redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock upon the terms set forth in this Section 7.  Such redemption (the "Redemption Date") shall occur on a date specified in the Redemption Election, which shall be not less than 90 days after the date of the Redemption Election.  On the Redemption Date, the holders shall surrender the certificate or certificates for the shares to be redeemed duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the offices of the Corporation or of any transfer agent for the Series C Preferred Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver to each holder a certificate or certificates for the balance of the shares not being redeemed.  The redemption price per share of Series C Preferred Stock shall be equal to $3.00 per share of Series C Preferred Stock (which amount  shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or similar event with respect to the Series C Preferred Stock) plus all dividends declared but unpaid or accrued but unpaid, and any accrued but unpaid interest with respect to such dividends, on, and any and all other amounts owing with respect to, such share on the redemption date.

                        (b)        Notice of redemption shall be sent by first class mail, postage prepaid, to each holder of record of Series C Preferred Stock, not less than thirty days nor more than sixty days prior to the Redemption Date at the address of such holder as it appears on the books of the Corporation.  Such notice shall set forth (i) the Redemption Date and the place of redemption; and (ii) the redemption price.  The Corporation shall be obligated to redeem the Series C Preferred Stock on the dates and in the amounts set forth in the notice; provided, however, that any holder of Series C Preferred Stock who is not party to the Redemption Election may convert any or all of the shares owned by such holder into Common Stock in accordance with Section 5 at any time prior to the date of redemption of such shares.  The Corporation, if advised before the close of business on the Redemption Date by written notice from any holder of record of Series C Preferred Stock to be redeemed, shall credit against the number of shares of Series C Preferred Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Series C Preferred Stock which had been converted by such holder on or before such date and which had not previously been credited against any redemption.

                        (c)        If, on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Series C Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after the Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled.  Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it.  In case the holders of Series C Preferred Stock which shall have been called for redemption shall not, within six years after the Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof.  Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

                        (d)        If the Corporation for any reason fails to redeem any of the shares of Series C Preferred Stock in accordance with Section 7(a) on or prior to the Redemption Date, then, notwithstanding anything to the contrary contained in the Articles of Incorporation, as amended:

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(i)         Neither the Corporation nor any of its subsidiaries may incur any indebtedness for money borrowed (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions) or borrow or reborrow any amounts under any lines of credit which they may then have outstanding without the prior written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock; and

(ii)        The Corporation shall be deemed to accrue on each share of Series C Preferred Stock an annual cumulative dividend of $0.54 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification of shares or other similar event), and such dividend shall accrue on each share of Series C Preferred Stock from the date of a default under this Section 7.

                        (e)        If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares.  The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

IN WITNESS WHEREOF, these Articles of Amendment are hereby executed as of this Second day of May, 2006.

TRIPOS, INC.

By:  /s/ John Yingling

Title:   Vice President

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